Exhibit 99.01

Energy Telecom Announces Allowance of ‘Zone of Safety’ Patent for Personal Protective Eyewear Product

ST. AUGUSTINE, Fla., January 21, 2014 (GLOBE NEWSWIRE) — Energy Telecom, Inc. (OTCBB: ENRG) (“Energy Telecom” or the “Company”) announced today that it has received notice from the United States Patent and Trademark Office that all 32 claims in the Company’s ‘Zone of Safety’ Utility Patent Application, number 13/373,798, were allowed on January 7, 2014.

The allowed claims include the eyewear’s ability to establish a ‘Zone of Safety’ around the safety glass user, including monitoring and reporting surrounding hazardous biometric conditions, using a wide variety of sensors, the horizontal axis, and movement or lack thereof of the eyewear user, and the ability to report those potentially harmful conditions to both the eyewear user and remote locations, wirelessly.

Tom Rickards, President of Energy Telecom stated, “We are pleased to provide those involved in the manufacture, marketing, sales, and distribution of our telecommunication eyewear with this additional patent protection.   We believe the Zone of Safety will be an especially important addition to our Personal Protective Equipment (‘Safety’) model and look forward to working with our partners to implement these additional features as soon as possible.

Mr. Rickards continued, “In the world of managing threats to those at work and at play in potentially harmful conditions, we believe establishing an entire Zone of Safety around the wireless telecom eyewear allows the user to focus on the task at hand, providing maximum productivity at work and enjoyment of leisure time.

Mr. Rickards added, “We wish to thank our patent team at Malloy and Malloy P.A.., including Mr. Peter Matos and Mr. Jason LaCosse for the successful and timely filing and acceptance of this very important series of claims.”

About Energy Telecom:
Energy Telecom is a pioneer and innovator in the field of communication eyewear, and holds U.S. and foreign patents allowing for the manufacture, marketing and distribution of the world’s first hands-free, wireless communication eyewear providing quality sound and noise attenuation. This model eyewear is worn by those using cellular and smart phones for voice communication, and additionally, music players for listening to high-fidelity streaming stereo.
The Energy Telecom, Inc. logo is available at
http://www.globenewswire.com/newsroom/prs/?pkgid=11022

Statements contained in this news release, other than those identifying historical facts, constitute ‘forward-looking statements’ within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company’s future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

Tom Rickards
Energy Telecom, Inc.
trickards@energytele.com